UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

October 6, 2016

Paramount Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-36746	32-0439307
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1633 Broadway, Suite 1801 New York, New York	10019
(Address of Principal Executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 237-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 6, 2016, Paramount Group, Inc. (the “Company”), through a wholly-owned subsidiary of its operating partnership, entered into an $850.0 million mortgage loan agreement secured by 1301 Avenue of the Americas, a 1.8 million square foot Class A, trophy office building located between 52nd and 53rd Streets in Midtown Manhattan. The five-year interest-only loan matures in October 2021, has two one-year extension options and has an initial weighted average interest rate of 2.77%, based on a $500.0 million tranche at a fixed rate of 3.05% and a $350.0 million tranche at a floating rate of LIBOR plus 180 basis points (2.36% at closing). The net proceeds from the financing were used to repay the Company’s 2017 debt maturities at 900 Third Avenue and Waterview, including swap breakage, defeasance and other closing costs. The Company plans to use the remaining proceeds to fund a portion of the previously announced acquisition of One Front Street in San Francisco, California, which is expected to close by the end of the fourth quarter of 2016.

Item 8.01 Other Events.

The information set forth above in Item 2.03 is incorporated herein by reference. The Company issued a press release in connection with the financing, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
99.1	Press release dated October 11, 2016, titled “PARAMOUNT COMPLETES $850 MILLION FINANCING OF 1301 AVENUE OF THE AMERICAS”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

``````	PARAMOUNT GROUP, INC.

	By:	/s/ Wilbur Paes
	Name:	Wilbur Paes
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Date: October 11, 2016